Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Media Contact

Investor Relations Contact

Amy Bass

Janet S. Watson

Director of Corporate Communications

Secretary/Treasurer
417-625-5114	417-625-5108
abass@empiredistrict.com	jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

JOPLIN, MO – November 18, 2004 – The Empire District Electric Company (NYSE:EDE) today announced that Mr. Melvin F. (Nick) Chubb, Jr. will retire from its Board of Directors on April 28, 2005.  Mr. Kenneth R. Allen has been nominated to fill the board vacancy left by Mr. Chubb’s retirement and will stand for election at the company’s April 28, 2005, annual meeting of shareholders.

Elected to the board in 1991, Mr. Chubb has served with distinction, providing the benefit of his extensive analytical expertise.  In announcing the retirement, Bill Gipson, president and CEO, stated, “Nick has contributed immensely to the Board during his tenure through his insightful counsel.  We thank him for his many years of service and wish him the very best.”

During Mr. Chubb’s years of service on the Empire board, the company grew from 120,000 to 157,000 customers, from a peak demand of 678 megawatts to 1,041 megawatts, and from a gross utility plant of $515 million to $1.2 billion.

Mr. Chubb is a retired Senior Vice President of Eagle-Picher Industries, Inc.  Prior to joining Eagle-Picher, he enjoyed a successful military career, retiring from the United States Air Force with the rank of Lieutenant General.  He managed Air Force aircraft, space, and missile programs.  During his career, he was directly responsible for the Air Force electronics programs,

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THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100
• FAX: 417-625-5169 • www.empiredistrict.com

the Maverick Missile System, and the development and production of the B-1 Bomber and the Cruise Missile.  He is also a highly decorated command pilot with more than 5,000 flying hours, including 500 combat missions in Vietnam.

Mr. Chubb received his Bachelor of Science in Aeronautical Engineering from Texas A&M, a Master of Astro-engineering from the University of Southern California, and a Master of Business Administration from George Washington University.

Mr. Allen is Vice President and Treasurer of Texas Industries, Inc. (NYSE:TXI), Dallas, Texas.  He joined Texas Industries in 1985 as a Financial Analyst, and has held positions as Corporate Financial Manager and Director of Investor Relations.  Prior to joining Texas Industries, he held positions with Texas Instruments, Inc., Kellogg Graduate School of Management – Northwestern University, and Black and Veatch Consulting.

A native of Joplin, Missouri, Mr. Allen holds a Bachelor of Arts in Economics from the University of Arkansas, Fayetteville, and a Masters in Management from Northwestern University, Evanston, Illinois.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 157,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas.  The Company also provides fiber optic and Internet services, customer information software services, utility industry technical training, and has an investment in close-tolerance, custom manufacturing.  Empire provides water service in three incorporated communities in Missouri.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q